Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212109

PROSPECTUS

IDI, Inc.

2,869,190 Shares of Common Stock

This prospectus relates to (i) the issuance of up to 500,000 shares of our common stock upon the exercise of warrants (the “Warrant Shares”) and the resale of the Warrant Shares by the selling stockholders identified in this prospectus and (ii) the resale of 2,369,190 shares of our common stock issued pursuant to a Membership Interest Purchase Agreement dated as of June 8, 2016 with Selling Source, LLC (the “Purchase Shares”). We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. We will, however, receive $8.00 per share of proceeds from the exercise of the warrants.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. Each selling shareholder may be deemed an underwriter of the shares of our common stock that such selling shareholder is offering within the meaning of the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the shares. We will receive proceeds from the exercise of the warrants, which proceeds will be used for working capital and other general corporate purposes. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is traded on the NYSE MKT under the symbol “IDI.” On June 16, 2016, the last reported sales price of our common stock on the NYSE MKT was $4.70 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission and on page 5 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2016

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “IDI,” “the Company,” “we,” “us,” and “our” refer to IDI, Inc. and its consolidated subsidiaries.

We are not, and the selling stockholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

IDI, Inc., a Delaware corporation, is a data and analytics company providing information and marketing solutions to businesses in a variety of industries. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most — running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business.

The Company serves the risk management and the consumer marketing industries through its consolidated subsidiaries Interactive Data, LLC (“Interactive Data”) and Fluent, LLC (“Fluent”), respectively. Interactive Data provides information solutions to a broad and diverse set of industries including financial services, insurance, healthcare, corporate risk, law enforcement, government, collections, retail, and legal, for purposes including identity verification, location, due diligence, risk management, prevention and detection of fraud and abuse, legislative compliance, and debt recovery. Fluent provides people-based, digital marketing solutions to leading consumer brands and direct marketers utilizing Fluent’s proprietary audience data and technology to enable marketers to acquire their best customers, with precision, at a massive scale. We provide our services to organizations in the United States.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our next-generation, cloud-based data fusion platform, customer acquisition technology platform, proprietary algorithms, and massive database consisting of public record, proprietary, and publicly-available data, as well as a unique, first-party database of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle — from customer identification and authentication, through investigation and validation, to customer acquisition and retention.

Our principal executive offices are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 and our telephone number is (561) 757-4000. Our Internet website addresses are www.ididata.com and www.fluentco.com. The website addresses provided in this prospectus supplement are not intended to function as a hyperlink and information obtained on the websites is not and should not be considered part of this prospectus supplement and are not incorporated by reference in this prospectus supplement or any filing with the Securities and Exchange Commission (the “SEC”).

Recent Developments

On May 17, 2016, we raised approximately $5.0 million in gross proceeds from the sale of 1,000,000 shares of our common stock in a registered direct offering to certain accredited investors (the “Investors”). The purchase price paid by the Investors was $5.00 per share. Simultaneously, we conducted a private placement offering with the Investors through which we issued the Investors, for no additional consideration, warrants to purchase 500,000 shares of common stock. The warrants have an exercise price of $8.00 per share and are exercisable beginning six months and one day from the date of issuance (the “Exercise Date”), expiring 24 months from the Exercise Date.

Chardan Capital Markets, LLC (“Chardan Capital”) acted as placement agent for the offering. The net proceeds to IDI from the offering, after deducting placement agent fees and estimated offering expenses, were approximately $4.755 million. The registered direct offering and the concurrent private placement closed on May 23, 2016.

On June 8, 2016, we entered into and consummated the transactions contemplated by that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) with Selling Source, LLC, a Delaware limited liability company (“Seller”), pursuant to which Seller sold to the Company all of the issued and outstanding membership interests (the “Membership Interests”) in Q Interactive, LLC, a Delaware limited liability company (the “Target”). As consideration for the Membership Interests, after adjustment for Target’s working capital at closing, we issued to Seller 2,369,190 shares (the “Purchase Shares”) of our common stock.

We are filing this registration statement as a result of our agreement with the Investors to register the issuance and resale of the Warrant Shares and our agreement with Seller to register Seller’s resale of the Purchase Shares.

THE OFFERING

Common stock outstanding prior to the offering:	50,613,476 shares

Common stock to be issued upon exercise of the warrants and to be offered by the selling stockholders:	500,000 shares(1)

Common stock to be offered by the selling stockholder in connection with the Purchase Shares:	2,369,190 shares(2)

Common stock outstanding immediately following the offering:	51,113,476 shares(3)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and other general corporate purposes, including funding future acquisitions. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	NYSE MKT: IDI

(1)	These shares are issuable upon the exercise of warrants. The shares are not presently issued or outstanding.
(2)	These shares were issued pursuant to the Purchase Agreement.
(3)	The number of shares of common stock to be outstanding after this offering assumes exercise of the warrants but excludes:

•	12,903,078 shares of common stock underlying awards of restricted stock units (“RSUs”);

•	3,751,668 shares of common stock underlying vested RSUs, which have not been delivered;

•	472,000 shares of common stock issuable upon the exercise of outstanding stock options; and

•	520,103 shares of common stock issuable upon the exercise of outstanding warrants.

•	5,093 shares of common stock issuable pursuant to the Working Capital Adjustment in connection with the Fluent, LLC acquisition on December 8, 2015.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference, contains “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. Forward-looking statements in this prospectus, including the documents that are incorporated by reference, include, among others, statements about our future financial condition, results of operations, our business strategy and objectives, and expected liquidity needs and sources. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including the factors included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the “Risk Factors” below and those incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, together with other information in this prospectus and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our common stock and This Offering

Our stock price has been and may continue to be volatile, and the value of an investment in our common stock may decline.

The trading price of our common stock has been and will likely continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors could include:

•	additions or departures of key personnel;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	any major change in our board or management;

•	general economic conditions and slow or negative growth of our markets; and

•	political instability, natural disasters, war and/or events of terrorism.

From time to time, we estimate the timing of the accomplishment of various commercial and other product development goals or milestones. Also, from time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our management will have broad discretion as to the use of proceeds from the exercise of your warrants, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from the exercise of your warrants and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We expect that we may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders may experience further dilution.

Although we expect that we may need additional capital in the future, we cannot be certain that it will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution, which may be significant and could cause the market price of our common stock to decline significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could significantly harm our business and prospects and could cause our stock price to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and for other general corporate purposes, including funding potential future acquisitions.

SELLING STOCKHOLDERS

The following table provides information about the selling stockholders, listing how many shares of our common stock the selling stockholders own on the date of this prospectus, how many shares and how many may be issued upon the exercise of warrants covered by this prospectus, and the number and percentage of outstanding shares the selling stockholders will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been provided by the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling stockholders may offer shares for sale, although the selling stockholders cannot exercise the warrants underlying the Warrant Shares registered herein before November 24, 2016. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot accurately report the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

Except to the extent that the Warrant Shares registered herein cannot be acquired or sold by the selling stockholders prior to November 24, 2016, as disclosed above, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date hereof, a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 51,113,476 shares of our common stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i) 50,613,476 shares issued and outstanding as June 16, 2016 and (ii) assumed exercise and sale by the selling stockholders of all warrants underlying the Warrant Shares registered herein. For the purposes of the following table, the number of shares of common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights. No selling shareholder has had any position, office or any other material relationship with the Company or any of its predecessors or affiliates within the past three years other than in connection with the transactions disclosed in the Recent Development section of this prospectus.

Name	Number of securities beneficially owned before offering(1)	Number of securities to be offered(2)	Number of securities owned after offering(3)	Percentage of securities beneficially owned after offering
Intracoastal Capital LLC(4)	1,483,805	250,000	1,483,805	2.9%
Empery Asset Master, LTD(5)	94,796	47,398	94,796	*
Empery Tax Efficient, LP(6)	65,572	32,786	65,572	*
Empery Tax Efficient II, LP(7)	89,632	44,816	89,632	*
Anson Investments Master Fund LP(8)	250,000	125,000	250,000	*
Selling Source, LLC(9)	2,369,190	2,369,190	0	0%

*	Less than one percent.
(1)	In addition to shares of common stock as described in footnote (2), also includes shares of common stock identified to us by the selling stockholders as owned. Pre-offering beneficial ownership does not include the Warrant Shares because the Warrant Shares cannot, under the terms of the warrants, be acquired by the selling stockholders within 60 days.
(2)	The number of securities to be offered represents 500,000 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”) and 2,369,190 shares of common stock issued pursuant to the Purchase Agreement (the “Purchase Shares”).
(3)	For purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders. The number of securities beneficially owned post-offering assumes the exercise of the warrants and acquisition and sale of the Warrant Shares in compliance with the terms of the warrants.
(4)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

In the aggregate, Intracoastal may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 1,733,805 of our ordinary shares, which consists of (i) 1,163,703 of our ordinary shares and (ii) 570,102 of our ordinary shares issuable upon exercise of warrants (250,000 offered in this prospectus).

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(5)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of EAM’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of ETE’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(7)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares ETE II’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(8)

M5V Advisors Inc and Frigate Ventures LP (“M5V” and “Frigate”), the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Admiralty Advisors LLC, which is the general partner of Frigate. Moez Kassam and Adam Spears are directors of M5V. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman
(9)	Selling Source, LLC (“Seller”) has indicated that London Bay Capital, LLC exercises voting and investment control with respect to the Purchase Shares and is deemed to have beneficial ownership over the securities held by Seller. Seller’s address is 325 E. Warm Springs Road, Las Vegas, Nevada 89119.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of June 16, 2016, IDI had 50,613,476 shares of common stock outstanding. In addition, IDI has entered agreements pursuant to which, subject to certain vesting and delivery conditions, IDI may issue an additional 17,126,746 shares of common stock underlying restricted stock units and stock options.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As of June 16, 2016, we had no shares of any class of preferred stock outstanding.

For a description of how future issuances of our preferred stock could affect the rights of our stockholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws — Issuance of blank check Preferred Stock,” below.

Transfer Agent

We have appointed Continental Stock Transfer & Trust as our transfer agent. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law or the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more stockholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). IDI’s Certificate of Incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to us.

Issuance of “blank check” preferred stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our Bylaws also allow our Board of Directors to fix the number of directors. Our stockholders do not have cumulative voting in the election of directors.

Special Shareholder Meetings and Action by Written Consent

Under our Bylaws, the Chairperson of our Board of Directors, our President and a majority of the members of the Board of Directors may each call a special meeting of stockholders. Our Bylaws do not permit meetings of stockholders to be called by any other person. Our Certificate of Incorporation specifically prohibits action by our stockholders by written consent without a meeting of stockholders.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

PLAN OF DISTRIBUTION

The selling stockholders and any of the selling stockholders’ pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for a purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Akerman LLP, Fort Lauderdale, Florida.

EXPERTS

The 2015 audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IDI Holdings, LLC incorporated by reference in this prospectus for the period from September 22, 2014 (inception) through December 31, 2014 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical consolidated financial statements of Fluent, Inc., which include: (1) the consolidated balance sheet as of December 8, 2015 and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015 included as an exhibit to our Annual Report on Form 10-K dated March 18, 2016 and (2) the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended included as an exhibit to our Current Report on Form 8-K dated December 2, 2015, have been so incorporated in reliance on the reports of EisnerAmper LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fluent, Inc. and subsidiaries as of December 31, 2013 and for the years ended December 31, 2013 and 2012 included as an exhibit to our Current Report on Form 8-K dated December 2, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016;

•	our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 29, 2016;

•	our Current Reports on Form 8-K filed with the SEC on December 2, 2015, January 15, 2016, January 19, 2016, February 29, 2016, March 15, 2016, March 17, 2016, April 4, 2016, May 18, 2016 and May 23, 2016, June 6, 2016, June 8, 2016, and July 1, 2016; and

•	the description of our Common Stock contained in the Form F-3 filed with the SEC on September 1, 2011, as updated by the Current Report on Form 8-K filed with the SEC on March 26, 2015, and any amendments and reports filed for the purpose of updating such description.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the time of the filing of such reports and documents.

This prospectus as further supplemented may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus, respectively.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: IDI, Inc., Attn: Legal Department, 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, or you may call us at (561) 757-4000.